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                                                                    Exhibit 5.1


[Letterhead of Barrett & McNagny LLP]


March 7, 2003


Steel Dynamics, Inc.
6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN  46804

RE: $115,000,000 AGGREGATE PRINCIPAL AMOUNT OF 4% CONVERTIBLE SUBORDINATED NOTES DUE 2012 AND COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

Gentlemen:

We are legal counsel to Steel Dynamics, Inc. (the "Company"). We refer to the Registration Statement on Form S-3 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), to register (i) up to $115,000,000 aggregate principal amount of the Company's 4% Convertible Subordinated Notes due 2012 (the Notes") and (ii) shares of the Company's common stock, par value $0.01 per share (the "Conversion Shares"), issuable upon conversion of the Notes. The Notes and Conversion Shares are referred to herein collectively as the "Securities."

The Notes were issued pursuant to an Indenture dated as of December 23, 2002 (the "Indenture") between the Company and Fifth Third Bank, Indiana, as trustee. The Notes were issued and sold on December 23, 2002 to Morgan Stanley & Co. Incorporated, et al, as initial purchasers thereof (the "Initial Purchaser"), without registration under the Securities Act, and were offered and sold by the Initial Purchaser to qualified institutional buyers in reliance on Rule 144A under the Securities Act. In connection with the offer and sale of the Notes, the Company entered into a Registration Rights Agreement dated as of December 23, 2002 (the "Registration Rights Agreement") with the Initial Purchaser, providing for the registration of the Securities. The Registration Statement is being filed pursuant to the Registration Rights Agreement.

We are familiar with the proceedings to date with respect to the issuance of the Securities and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for this opinion.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we reviewed.
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         Based on the foregoing, we are of the opinion that:

         1. The Company is duly incorporated and validly existing under the laws of the State of Indiana.

         2. The Notes have been duly authorized and legally issued and constitute valid and binding obligations of the Company (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law).

         3. The Conversion Shares have been duly authorized and will be legally issued, fully paid and nonassessable when certificates representing the Conversion Shares shall have been duly executed, countersigned and registered and duly delivered to the persons entitled thereto upon conversion of the Notes in accordance with the terms of the Indenture.

This opinion letter is limited to the general corporation laws of the State of Indiana and the federal laws of the United States of America. We express no opinions as to any other laws, statutes or regulations.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to us under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules and regulations promulgated by the SEC.

Very truly yours,

BARRETT & McNAGNY LLP

/S/  Robert S. Walters, Partner